Exhibit 10.15

410 17th Street
Suite 1500
Denver, CO 80202
(720) 440-6100 phone
(720) 305-0804 fax
November 1, 2012
Bonanzacrk.com
James R. Casperson
6483 South Vance St
Littleton, CO 80123

Dear Jim:

This letter sets forth the terms of the separation agreement (this “Agreement”) between you and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”) in connection with your separation from employment.

This Agreement is an important document which you should examine carefully before signing.  You are entitled to the benefits set forth in Sections 2 and 3 below regardless of whether or not you sign this Agreement.

1.                                      Separation.  Notwithstanding any continued work you perform for the Company pursuant to a separate agreement to be entered into between you and the Company (the “Consulting Agreement”), your last day of work with the Company as Executive Vice President and Chief Financial Officer will be November 1, 2012 (the “Separation Date”).

2.                                      Accrued Salary and Vacation.  On the next regularly scheduled payday following the Separation Date, the Company will pay to you all of your accrued salary and accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings.

3.                                      Health Insurance.  Your group health insurance will cease at the month end comprising the Separation Date.  At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the Company’s benefit plans, federal law, including COBRA, and, as applicable, state insurance laws.

4.                                      Severance.  In consideration of the release set forth in Section 5 and the covenants set forth in Sections 7, 8, 9 and 10, within five (5) business days following the Effective Date (as defined below), (a) you will be paid $300,000 as a lump sum payment, subject to normal withholdings and (b) 10,000 shares (minus any such shares withheld for tax purposes) granted to you pursuant to the Bonanza Creek Energy, Inc. Management Incentive Plan (the “MIP”)) under that certain Restricted Stock Award Agreement, between you and the Company, dated on or about December 15, 2011 (the “MIP Agreement”) shall vest (collectively clauses (a) and (b), the “Severance”); provided that, in consideration therefore and for the compensation to be granted to you pursuant to the Consulting Agreement, you agree that (1) there shall be no further vesting under the MIP Agreement, such that, immediately following the Effective Date, the remaining 16,269 shares thereunder shall be forfeited, and (2) a Date of Termination (as defined in the 2011 Bonanza Energy, Inc. 2011 Long Term Incentive Plan (the “LTIP”)) shall be deemed to have occurred as of the Separation Date such that vesting under that certain Restricted Stock Award Agreement, between you and the Company, dated on or about June 13, 2012 (the “LTIP Agreement”) shall cease as of the Separation Date, resulting in all of the shares granted to you under the LTIP Agreement being forfeited.

5.                                      Release.

a.                                      You, on your own behalf and on behalf of your heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on your behalf, and in consideration of the promises, assurances, and covenants set forth herein to which you are not automatically entitled, including, but not limited to, the payment of the Severance, hereby fully releases the Company, the Company’s past and present parents, subsidiaries and affiliates (collectively, “Bonanza”) and Bonanza’s officers, directors, managers, stockholders, members, partners, individual employees, agents, representatives, employees, attorneys, successors and anyone acting on their behalf (collectively with Bonanza, the “Released Parties”),  from all claims and causes of action by reason of any injuries and/or damages or losses,  patent or latent which you have sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to your employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements or controversies between you and Bonanza up to and including the date this Agreement is signed by you.  The release set forth herein includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock, options, profits units or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium and defamation), any legal restriction on the Company’s right to terminate your employment and/or services and any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, the Colorado Anti-Discrimination Act (Colo.Rev. Stat. § 24-34-301 et seq.) and the Colorado Equal Pay Law (Colo.Rev. Stat. § 8-5-10 1 et seq.) (as amended), and any other legal limitation on contractual or employment relationships.

b.                                      You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the waiver and release contained herein is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release contained herein do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) days following the execution of this Agreement to revoke this Agreement and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by you (the “Effective Date”).

c.                                       Excluded from the waiver and release contained herein are any claims which by law cannot be waived in a private agreement between an employer and employee.  The waiver and release contained herein does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation; provided, however, you hereby agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency arising out of or related to Employee’s employment with and/or separation from the Company.

d.                                      It is your intention that the release contained herein is a general release which shall be effective as a bar to each and every claim, demand or cause of action it releases.  You recognize that you may have some claim, demand or cause of action against the Company of which you are totally unaware and unsuspecting which you are giving up by execution of this Agreement.  It is your intention in executing this Agreement that it will deprive you of each such claim, demand or cause of action and prevent you from asserting it against the Released Parties.

6.                                      Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement and as may be provided in the Consulting Agreement, you are not entitled to, and will not receive, any additional compensation, benefits or separation pay after the Separation Date.  Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement or the Consulting Agreement, you will be treated as a terminated employee effective on your Separation Date.  This includes, but is not limited to, any 401(k) plan, life insurance, accidental death and dismemberment insurance and short and long-term disability insurance.  Without limiting the foregoing, you expressly acknowledge and agree that you will not be entitled to receive any bonus payments or stock or option grants or awards under any of the Company’s incentive plans or programs, including, without limitation, the LTIP with respect to the shares granted to you under the LTIP Agreement, the MIP with respect to the shares granted to you under the MIP Agreement (and except as otherwise provided herein) or any severance or other compensation under the Employment Agreement, dated as of November 18, 2011, between you and the Company after the Separation Date (the “Employment Agreement”).

7.                                      Return of Property.  You agree to return to the Company by the end of the Separation Date all Company documents (in hard copy and electronic forms, and all copies thereof, and other Bonanza property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (e.g., laptop computer, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any Confidential Information (as defined in the Employment Agreement) of Bonanza (and all reproductions thereof).  If you later discover that you have retained any Bonanza property or Confidential Information, you agree, immediately upon such discovery, to contact the Company and make arrangements for returning such items.

8.                                      Confidentiality.  The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose the existence of this Agreement in confidence: (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer and financial advisor; and (c) as may be necessary to enforce its terms or as otherwise required by law.  You expressly agree not to disclose the terms of this Agreement to any current or former Bonanza employee.  The

Company will not disclose the contents of this Agreement other than to its executive officers, members of its board of directors and attorneys, unless required by law as advised by counsel.

9.                                      Miscellaneous.  This Agreement is entered into without reliance on any agreements not contained herein.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, your heirs, and your and the Company’s respective successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado.

[REMAINDER INTENTIONALLY LEFT BLANK, SIGNATURES FOLLOW]

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

BONANZA CREEK ENERGY, INC.

		By:	/s/ Richard J. Carty
		Name:	Richard J. Carty
		Title:	Chairman of the Board

Accepted and Agreed:

By:	/s/ James R. Casperson
Name: James R. Casperson

Dated:	November 1, 2012

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT]